                                                                   10.(xvi)(A)


September 2, 1997



Thomas J. Paup
1353 Park Lane
Pelham Manor, NY 10803

Dear Tom:

As you know, Montgomery Ward's filing under Chapter 11 on July 7, 1997 necessitated the approval by the Court of all Senior Executive Employment Agreements. This letter confirms our employment agreement with you. The terms of your agreement as a member of the Senior Executive Team at Montgomery Ward are as follows:

POSITION
--------

     Your job title is EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER. You will be a member of the Montgomery Ward Executive Committee and be responsible for all Controller, Tax, Audit, Accounting and Systems activities for the Company.

BASE SALARY
-----------

     Your annual base salary is $400,000 and is paid semi-monthly. Any salary adjustments will require approval of the Compensation Committee of the Board of Directors, and until our emergence from bankruptcy, the Court. We anticipate the first salary review to occur in May, 1998.

SHORT TERM BONUS
----------------

     Your short term incentive plan target is $150,000 annually. Based upon the achievement of specific goals as set by the Chairman & CEO, or his designee, and approved by the Compensation Committee of the Board of Directors, you may earn from zero up to 150% of your annual target amount. Some or all of your annual target award may be canceled due to non-achievement of your personal or total company objectives.

     For 1997 and 1998 your annual target award of $150,000 is guaranteed.

HIRING BONUS
------------

     You will receive a hiring bonus of $50,000 within 30 days of your employment date.

Thomas J. Paup
September 2, 1997
Page 2


EQUITY CONSIDERATION
--------------------

     Due to Chapter 11 filing, the specifics of long term equity awards to individual participants are not possible to announce at this time.
     However, upon the company's emergence from bankruptcy, you will be eligible for participation in any equity plans at a level consistent with your Executive Committee peers, provided that you are actively employed by Montgomery Ward at such time and have a satisfactory performance evaluation.

EMERGENCE PLAN
--------------

     In lieu of equity participation during the Chapter 11 process, you will participate in a special Emergence Bonus Plan (copy attached) that has a target of $400,000 that is payable upon Montgomery Ward's emergence from bankruptcy with a confirmed Plan of Reorganization.

BENEFITS & PERQUISITES
----------------------

     In addition to all normal company benefit plans, you will participate in the following Executive Benefits Plan:

               .    Annual Physical Examination
               .    Executive Accident Insurance
               .    Executive Medical Coverage
               .    Executive Vacation

TERM OF EMPLOYMENT
------------------

     The term of this employment agreement is for September 22, 1997 until September 22, 2000.

TERMINATION PLAN
----------------

     If your employment is terminated by Montgomery Ward for any reason other than "Cause" as defined below or your voluntary resignation, you will receive a lump sum payment equal to the greater of your base salary for the remainder of the agreement period; or, your base salary for a twenty-four month period.

Thomas J. Paup
September 2, 1997
Page 3


     In addition, you will receive Executive Outplacement Services and continuation of Executive Benefits for the twenty-four month period following your separation.

     If this agreement is not renewed at the end of its term, you will receive within thirty (30) days following the end of this agreement a lump sum payment equal to twenty-four months base salary, as well as the outplacement and severance benefits above.

     "Cause" shall mean (i) your willful failure to substantially perform your duties hereunder, (ii) your willful failure to follow a written, lawful order or written directive for the Board of Directors or Chief Executive Officer of the company, or (iii) your conviction of any kind of felony or any misdemeanor involving moral turpitude. For purposes of this paragraph, no act, or failure to act, on your part will be considered "willful" unless such act, or failure to act by you was not in good faith and was without reasonable belief that your action or omission was in the best interest of the Company.

     For purposes of this agreement, any diminution of your job title, executive committee membership, base salary, target bonus, other compensation or benefits, or a reduction in your job responsibilities, or a relocation of your job location of greater than 50 miles from the present location without your prior written approval during the terms of this agreement, will allow you to elect the terms of this section as if you were terminated without "Cause." However, such election must be done in writing to the Chairman & CEO within sixty (60) days of the triggering event.

CHANGE OF CONTROL
-----------------

     A Change of Control is defined as an event where the Company is sold to a third party (not including re-organization as a result of the emergence from bankruptcy). After a Change of Control event and for a period of three years after such date, if you are separated from the Company under provisions in the Termination Plan above (including any of the diminutions, reductions or relocation provisions under which you may elect to leave the Company), the lump sum severance payment will be three years base salary, plus three times your target bonus amount. In addition, your Executive Benefits will be extended to three years from your separation date.

Thomas J. Paup
September 2, 1997
Page 4


NON-COMPETE
-----------

     In the event that you voluntarily leave Montgomery Ward, you will be bound by a non-compete agreement that provides that you will not be directly employed by nor perform work as director, officer, independent contractor, partner, or consultant for Sears, K-Mart Corporation, WalMart Stores Inc., Dayton Hudson Corporation or J.C. Penney or any of their affiliates for a period of one (1) year following your termination date.

RELOCATION
----------

     Montgomery Ward will provide you with a relocation plan, including movement of household goods, househunting trips, home purchase plan at 100% of the appraised value of your home, and payment of your closing costs on your home purchase, plus up to two points on your financing of a new home. Your temporary housing expenses in the Chicago area for the first six months (or until relocation if sooner) will be paid by Montgomery Ward. You will receive a gross up for the taxes you incur as a result of your relocation.

This agreement will be subject to the Laws of Illinois where applicable.

If you are in agreement with this offer letter, please sign for your acceptance below and return it to me.

Sincerely,

/s/ Robert A. Kasenter

Robert A. Kasenter



                                       Agreed:     /s/ Thomas J. Paup
                                                  --------------------------
                                                   Thomas J. Paup

                                                   September 2, 1997
                                                  --------------------------
                                                   Date


c:  Roger Goddu
    Burnie Donoho